Exhibit 99.1

Satellogic Reports Second Quarter 2026 Financial Results

Revenue Increased 259% Year-over-Year to $15.9 Million as Company Achieved First Quarter of Positive Operating Income and Positive Adjusted EBITDA

Ended Second Quarter with $112.8 Million in Cash and $80.7 Million in Remaining Performance Obligations

Executed on Sovereign Satellite Deliveries, Expanded Persistent Global Intelligence and Earth Observation Monitoring Partnerships, and Advanced International Defense Programs

Management to Host Webcast and Conference Call August 5, 2026 at 4:30 p.m. ET

NEW YORK – August 5, 2026 – Satellogic Inc. (NASDAQ: SATL), the infrastructure company for Persistent Global Intelligence (PGI), today reported its financial results for the second quarter ended June 30, 2026.

“The second quarter delivered a decisive demonstration of the operating leverage in our vertically-integrated PGI infrastructure model,” said CEO Emiliano Kargieman. “Strong operational execution drove a 259% year-over-year increase in our revenue, delivering $15.9 million in the quarter. Additionally, we generated positive operating income and positive Adjusted EBITDA. This is the inflection point we have been building toward — a business capable of converting commercial momentum into profitability.

“We have already successfully delivered the first satellite to Portugal’s CEiiA program, representing the halfway point in the $18 million two-satellite program. We also continued to advance the infrastructure behind PGI. During the quarter we announced strategic collaborations with SynMax and SpaceKnow to develop AI-powered geospatial intelligence products on our platform, and we expanded our international defense engagements, including an additional one-year agreement valued at more than $18 million with an international defense customer, as well as a $12 million agreement to deliver an in-orbit satellite to a sovereign defense customer. Our Merlin constellation — the fully-funded, AI-first detection layer that will take our work with Aleph Observer from known-site monitoring to whole-world continuous awareness — remains on track for a first launch in the fourth quarter of 2026 and full operational capability in the first half of 2027. We have a capital-efficient constellation built for rapid replenishment, one of the largest high-resolution constellations in the world, a repeatable commercial engine, and the technology and IP leadership needed to achieve true global persistent monitoring. Satellogic is positioned to deliver the sovereign-trusted decision advantage that defense, intelligence, government, and commercial customers demand,” concluded Kargieman.

Rick Dunn, Satellogic CFO, added, “Our second quarter results mark a milestone in the financial evolution of the Company. Revenue grew 259% year-over-year to $15.9 million; operating income was positive $0.3 million, an improvement of $6.6 million from an operating loss of $6.3 million in the prior-year period. Net loss for the quarter was $20.0 million and included a $19.7 million non-cash charge relating to the change in fair value of financial instruments, driven primarily by the appreciation of our stock price during the quarter and the corresponding remeasurement of our Secured Convertible Notes, warrants and earnout liabilities. This fair value charge is non-cash and is not indicative of our underlying operating performance. On a Non-GAAP basis, adjusted EBITDA was positive $2.8 million, a $6.7 million improvement from a $3.9 million loss a year ago and the first quarter of positive Adjusted EBITDA in our history. These results reflect the combination of top-line growth and the cost discipline we have maintained as we scale our business.

“We continue to strengthen our capital structure: during the quarter the noteholder converted $12.0 million of principal into 10.0 million shares of Class A common stock, reducing outstanding Secured Convertible Note principal to $18.0 million from $30.0 million at year-end 2025. We ended the quarter with $112.8 million in cash and cash equivalents and remaining performance obligations of $80.7 million, providing both the capital and the contracted visibility to execute our strategy, including the continued build-out of the Merlin constellation,” concluded Dunn.

Second Quarter 2026 and Subsequent Operational Highlights

•

Grew total revenue 259% year-over-year to $15.9 million, with Data & Analytics revenue (including Constellation-as-a-Service) of $7.1 million and Space Systems revenue of $8.8 million. Reported a GAAP net loss of $20.0 million in the second quarter, and GAAP operating income of $0.3 million—marking the first quarter of positive operating income in the Company’s history. Reflecting the operating leverage of its vertically integrated model, the Company also generated positive Adjusted EBITDA of $2.8 million.

•

Announced separate strategic collaborations with SynMax and SpaceKnow to develop and deliver AI-powered geospatial intelligence products for defense, intelligence, and commercial customers, building on the Company’s Persistent Global Intelligence (PGI) infrastructure.

•

Appointed retired U.S. Army Lieutenant General Michael E. Williamson as an independent director, bringing more than three decades of leadership experience in defense acquisition, technology integration, and global business development.

•

Signed a one-year agreement valued at more than $18 million with an international defense customer for persistent, high-frequency Earth observation imagery, representing an expansion from an initial trial to full-scale deployment in under six months.

•	Announced the addition of three senior industry veterans to its global sales organization: Matt Clark, Brett Davis, and Jonathan Lee.
•

Signed a $12 million agreement with a sovereign defense customer for the sale and full transfer of ownership and operations of a commissioned, in-orbit NewSat satellite from the Company’s operational Aleph-1 constellation, together with support to develop independent command and data-processing capabilities.

•

Converted $12.0 million of Secured Convertible Note principal into 10.0 million shares of Class A common stock during the quarter, reducing outstanding principal to $18.0 million from $30.0 million at year-end 2025 and continuing the orderly de-risking of the capital structure.

•

Continued the build-out of the Merlin constellation, the Company’s AI-first satellite system designed to remap the entire planet daily at 1-meter resolution. The first launch is on track for the fourth quarter of 2026 and full operational capability is expected in the first half of 2027. Merlin is fully funded by existing customer contracts and does not require incremental capital to reach those milestones.

•	Operated one of the largest high-resolution commercial constellations, delivering the high-frequency revisit rates and continuous coverage required for Persistent Global Intelligence.

Financial Results for the Three Months Ended June 30, 2026

Revenue for the three months ended June 30, 2026 increased by $11.5 million, or 259%, to $15.9 million, compared to $4.4 million in the prior-year period. Growth was driven primarily by a $3.2 million increase in imagery ordered by new and existing Data & Analytics customers and a $8.3 million increase in Space Systems revenue. The Data & Analytics line of business, including Constellation-as-a-Service (CaaS), generated $7.1 million of revenue versus $4.0 million in the prior-year period, while the Space Systems line of business generated $8.8 million of revenue versus $0.5 million in the prior-year period.

Cost of Revenue, exclusive of depreciation, increased $1.6 million, or 137%, to $2.8 million for the three months ended June 30, 2026, compared to $1.2 million in the prior-year period. The increase was driven primarily by higher Space Systems costs associated with product revenue growth.

Engineering expenses increased $0.7 million, or 32%, to $3.1 million for the three months ended June 30, 2026, compared to $2.3 million in the prior-year period. The increase was driven primarily by higher salaries, wages and other benefits and stock-based compensation resulting from workforce increases in 2026.

Selling, General and Administrative expenses increased $3.3 million, or 61%, to $8.6 million for the three months ended June 30, 2026, compared to $5.4 million in the prior-year period. The increase was driven primarily by higher salaries and headcount, increased stock-based compensation, and higher travel and related expenses reflecting increased selling activity.

Operating income for the three months ended June 30, 2026 was $0.3 million, an improvement of $6.6 million compared to an operating loss of $6.3 million in the prior-year period, and the first quarter of positive operating income in the Company’s history, reflecting the operating leverage of the Company’s vertically integrated model.

Net loss for the three months ended June 30, 2026 was $20.0 million, compared to a net loss of $6.7 million in the prior-year period. The increase in net loss was primarily driven by a $19.7 million non-cash charge in the change in fair value of financial instruments, reflecting the remeasurement of the Company’s Secured Convertible Notes, warrants, and earnout liabilities. The remeasurement was primarily a result of the increase in the Company’s Class A common stock trading price and partial convertible note conversions during the quarter, partially offset by fair value appreciation of the Company’s equity investment in Officina Stellare, and is not indicative of underlying operating performance.

Non-GAAP Adjusted EBITDA improved by $6.7 million to positive $2.8 million for the three months ended June 30, 2026, compared to an Adjusted EBITDA loss of $3.9 million in the prior-year period, representing the first quarter of positive Adjusted EBITDA in the Company’s history and reflecting increased revenue and continued operating discipline.

Cash and cash equivalents totaled $112.8 million as of June 30, 2026, compared to $94.4 million as of December 31, 2025. Net cash used in operating activities was $8.6 million for the three months ended June 30, 2026, compared to $4.3 million in the prior-year period. For the six months ended June 30, 2026, net cash used in operating activities was $8.5 million, a $0.6 million improvement from $9.1 million in the prior-year period. In accordance with US GAAP, $8.3 million in proceeds from the sale of an in-orbit satellite were classified within investing activities on the GAAP Consolidated Statement of Cash Flows. On a Non-GAAP Adjusted Operating Cash Flow basis—which includes these satellite sale proceeds—Adjusted Operating Cash Flow was $(0.3) million for the second quarter of 2026, compared to $(4.3) million in the prior-year period. For the first six months of 2026, Adjusted Operating Cash Flow was $(0.1) million, compared to $(9.1) million in the prior-year period.

Remaining performance obligations as of June 30, 2026 totaled $80.7 million, with $45.8 million expected to be recognized as revenue within one year, $9.3 million in years one to two, $7.2 million in years two to three, and $18.4 million thereafter.

Second Quarter Fiscal Year 2026 Financial Results Conference Call

Satellogic’s Chief Executive Officer Emiliano Kargieman and Chief Financial Officer Rick Dunn will host a conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed following the call via the investor relations section of the Company’s website.

To access the call, please use the following information:

Date:	Wednesday, August 5, 2026
Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-in:	1-877-407-0752
International Dial-in:	1-201-389-0912
Conference Code:	13761600
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1769154&tp_key=112a74add6

A telephone replay will be available approximately three hours after the call and will run through August 19, 2026, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13761600. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available in the Company’s investor relations section here.

Use of Non-GAAP Financial Measures

To supplement our Condensed Consolidated Financial Statements, which are prepared and presented in accordance with U.S. GAAP, we use the following non-GAAP measures: EBITDA, Adjusted EBITDA, Free Cash Flow, and Adjusted Operating Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

We define Non-GAAP EBITDA as net loss excluding interest income, net, income taxes, depreciation and amortization. Interest income, net is interest income less interest expense. We did not incur amortization expense during the three and six months ended June 30, 2026 and 2025.

We define Non-GAAP Adjusted EBITDA as Non-GAAP EBITDA further adjusted for other (expense) income, net, changes in the fair value of financial instruments, and stock-based compensation. Other (expense) income, net consists primarily of foreign currency gains and losses.

We define Non-GAAP Free Cash Flow as net cash used in operating activities, less payments for capital expenditures, plus proceeds from the sale of in-orbit satellites.

We define Non-GAAP Adjusted Operating Cash Flow as net cash used in operating activities plus proceeds from the sale of in-orbit satellites.

As of January 1, 2026, we updated our methodology to exclude interest income from EBITDA and Adjusted EBITDA. This change aligns our reporting with industry peers and better serves our goal of providing useful information regarding our operating performance by ensuring that non-operating income and losses are excluded from our Non-GAAP profitability measures. The prior period has been recast using the updated methodology.

Non-GAAP Financial Measure Reconciliations

The following table presents a reconciliation of Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA to our net loss for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of U.S. dollars)	2026	2025	2026	2025
Net loss available to stockholders	$(20,049)	$(6,652)	$(138,351)	$(39,233)
Interest income, net	(1,003)	(285)	(1,960)	(462)
Income tax (benefit) expense	1,939	(40)	1,979	675
Depreciation	1,145	1,848	2,537	4,535
Non-GAAP EBITDA	$(17,968)	$(5,129)	$(135,795)	$(34,485)
Change in fair value of financial instruments	19,679	312	132,690	22,673
Other expense (income), net (1)	(300)	380	(453)	547
Stock-based compensation	1,433	576	2,168	1,171
Non-GAAP Adjusted EBITDA	$2,844	$(3,861)	$(1,390)	$(10,094)

(1) Other expense (income), net includes foreign exchange gain or loss and other non-operating income and expenses not considered indicative of our ongoing operational performance.

The following table presents a reconciliation of Non-GAAP Free Cash Flow to cash flows used in operating activities for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of U.S. dollars)	2026	2025	2026	2025
Net cash used in operating activities	$(8,630)	$(4,342)	$(8,472)	$(9,064)
Purchases of property and equipment	(5,635)	(776)	(11,185)	(2,689)
Proceeds from sale of in-orbit satellites	8,335	—	8,335	—
Non-GAAP Free Cash Flow	$(5,930)	$(5,118)	$(11,322)	$(11,753)

The following table presents a reconciliation of Non-GAAP Adjusted Operating Cash Flow to cash flows used in operating activities for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of U.S. dollars)	2026	2025	2026	2025
Net cash used in operating activities	$(8,630)	$(4,342)	$(8,472)	$(9,064)
Proceeds from sale of in-orbit satellites	8,335	—	8,335	—
Non-GAAP Adjusted Operating Cash Flow	$(295)	$(4,342)	$(137)	$(9,064)

About Satellogic

Founded in 2010, Satellogic (NASDAQ: SATL) is building the infrastructure for Persistent Global Intelligence (PGI): continuous, proactive awareness of the places, assets, and activities that matter. The company combines high-cadence satellite collection, best-in-class technology, AI-accelerated workflows, and sovereign-capable architecture to help customers move from episodic imagery to persistent monitoring programs.

Satellogic serves allied defense and intelligence agencies, civil governments, and commercial markets that need reliable, scalable awareness of change across large portfolios of sites. Customers can begin with discovery, expand into persistent monitoring, and build toward dedicated or sovereign-controlled capacity as their mission requirements grow.

To learn more, please visit: https://www.satellogic.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on Satellogic’s current expectations and beliefs concerning future developments and their potential effects on Satellogic. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These statements are based on various assumptions, whether or not identified in this press release. These forward-looking statements are provided for illustrative purposes only and are not intended to serve, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Satellogic. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to generate revenue as expected, including due to challenges created by macroeconomic concerns, geopolitical uncertainty (e.g., trade relationships), financial market fluctuations and related factors, (ii) our ability to effectively market and sell our PGI services and to convert our pipeline of potential contracts into actual revenues, (iii) market acceptance of our PGI services and our dependence upon our ability to keep pace with the latest technological advances, including those related to artificial intelligence and machine learning, (iv) risks related to the secured convertible notes, (v) the potential loss of one or more of our largest customers, (vi) the considerable time and expense related to our sales efforts and the length and unpredictability of our sales cycle, (vii) risks and uncertainties associated with defense-related contracts, (viii) risks related to our pricing structure, (ix) our ability to scale production of our satellites as planned, (x) unforeseen risks, challenges and uncertainties related to our expansion into new business lines, (xi) our dependence on third parties, including SpaceX, to transport and launch our satellites into space, (xii) our reliance on third-party vendors and manufacturers to build and provide certain satellite components, products, or services and the inability of these vendors and manufacturers to meet our needs, (xiii) our dependence on ground station and cloud-based computing infrastructure operated by third parties for value-added services, and any errors, disruption, performance problems, or failure in their or our operational infrastructure, (xiv) risks related to certain minimum service requirements in our customer contracts, (xv) our ability to identify suitable acquisition candidates or consummate acquisitions on acceptable terms, or our ability to successfully integrate acquisitions, (xvi) competition for PGI services, (xvii) risks related to changes in tax laws and regulations, including the “One Big Beautiful Bill Act,” (xviii) risks related to changes in trade policy and the related impact on macroeconomic conditions, including further expansions of U.S. export controls and tariffs, as well as related retaliatory actions, (xix) challenges with international operations or unexpected changes to the regulatory environment in certain markets, (xx) unknown defects or errors in our products, (xxi) risks related to the capital-intensive nature of our business and our ability to raise adequate capital to finance our business strategies, (xxii) uncertainties beyond our control related to the production, launch, commissioning, and/or operation of our satellites and related ground systems, software and analytic technologies, (xxiii) the failure of the market for PGI services to achieve the growth potential we expect, (xxiv) risks related to our satellites and related equipment becoming impaired, (xxv) risks related to the failure of our satellites to operate as intended, (xxvi) production and launch delays, launch failures, and damage or destruction to our satellites during launch, (xxvii) significant risks and uncertainties related to our insurance that may not be covered by insurance, (xxviii) the impact of geopolitical disruptions (including the ongoing conflict in the Middle East), natural disasters, unusual or prolonged unfavorable weather conditions, public health emergencies or other developments outside of our control on our business and satellite launch schedules, (xxix) risks related to our ability to protect our intellectual property critical to the design and function of our satellites and our PGI services, and (xxx) the anticipated benefits of our domestication may not materialize. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Satellogic’s Annual Report on Form 10-K and other documents filed or to be filed by Satellogic from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Satellogic assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Satellogic can give no assurance that it will achieve its expectations.

Contacts

Investor Relations:
ir@satellogic.com

Media Relations:
pr@satellogic.com

SATELLOGIC INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of U.S. dollars, except share and per share amounts)	2026	2025	2026	2025
Revenue
Service revenue	$7,584	$4,440	$12,955	$7,827
Product revenue	8,335	—	9,071	—
Total revenue	15,919	4,440	22,026	7,827

Costs and expenses, exclusive of depreciation shown separately below
Cost of service revenue	1,690	1,189	3,090	2,426
Cost of product revenue	1,132	—	1,183	—
Cost of revenue	2,822	1,189	4,273	2,426
Engineering	3,074	2,327	6,154	4,820
Selling, general and administrative	8,612	5,361	15,157	11,846
Depreciation	1,145	1,848	2,537	4,535
Total costs and expenses	15,653	10,725	28,121	23,627
Operating income (loss)	266	(6,285)	(6,095)	(15,800)
Other income (expense), net
Interest income, net	1,003	285	1,960	462
Change in fair value of financial instruments	(19,679)	(312)	(132,690)	(22,673)
Other income (expense), net	300	(380)	453	(547)
Total other income (expense), net	(18,376)	(407)	(130,277)	(22,758)
Income (loss) before income tax	(18,110)	(6,692)	(136,372)	(38,558)
Income tax benefit (expense)	(1,939)	40	(1,979)	(675)
Net income (loss) available to stockholders	$(20,049)	$(6,652)	$(138,351)	$(39,233)
Other comprehensive (loss) gain
Foreign currency translation (loss) gain, net of tax	(265)	749	(798)	1,006
Comprehensive income (loss)	$(20,314)	$(5,903)	$(139,149)	$(38,227)

Basic and diluted net income (loss) per share for the period attributable to holders of Common Stock	$(0.13)	$(0.06)	$(0.95)	$(0.39)
Basic and diluted weighted-average Common Stock outstanding	150,594,308	103,206,882	145,794,960	99,949,214

SATELLOGIC INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
(in thousands of U.S. dollars, except share and par value amounts)	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$112,809	$94,430
Restricted cash	9,118	7,407
Accounts receivable, net of allowance of $18 and $52, respectively	9,519	8,548
Inventories	1,819	2,090
Prepaid expenses and other current assets	6,321	2,699
Total current assets	139,586	115,174
Property and equipment, net	33,666	24,650
Operating lease right-of-use assets	6,482	7,048
Investment in equity securities	14,952	—
Other non-current assets	1,562	4,431
Total assets	$196,248	$151,303
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts payable	$4,433	$2,432
Warrant liabilities	33,537	5,818
Earnout liabilities	3,663	554
Operating lease liabilities	1,266	1,174
Contract liabilities	14,598	10,609
Accrued expenses and other liabilities	2,257	1,918
Total current liabilities	59,754	22,505
Secured Convertible Notes at fair value	89,730	56,110
Operating lease liabilities	5,490	6,099
Contract liabilities	3,500	4,000
Other non-current liabilities	3,892	2,063
Total liabilities	162,366	90,777
Commitments and contingencies (Note 16)
Stockholders' (deficit) equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Class A Common Stock, $0.0001 par value, 385,000,000 shares authorized, 143,692,991 shares issued and 143,125,168 shares outstanding as of June 30, 2026 and 125,639,916 shares issued and 125,072,093 shares outstanding as of December 31, 2025	—	—
Class B Common Stock, $0.0001 par value, 15,000,000 shares authorized, 10,582,641 shares issued and outstanding as of June 30, 2026 and 10,582,641 issued and outstanding as of December 31, 2025	—	—
Treasury stock, at cost, 567,823 shares as of June 30, 2026 and December 31, 2025	(8,603)	(8,603)
Additional paid-in capital	585,991	473,486
Accumulated other comprehensive income	(267)	531
Accumulated deficit	(543,239)	(404,888)
Total stockholders’ (deficit) equity	33,882	60,526
Total liabilities and stockholders' (deficit) equity	$196,248	$151,303

SATELLOGIC INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
(in thousands of U.S. dollars)	2026	2025
Cash flows from operating activities:
Net loss	$(138,351)	$(39,233)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	2,537	4,535
Operating lease expense	1,009	821
Deferred tax expense	1,897	—
Stock-based compensation	2,168	1,171
Change in fair value of financial instruments, net of interest paid on Secured Convertible Notes	131,200	21,003
Foreign exchange differences	(173)	(191)
Loss on disposal of property and equipment	311	168
Release of estimated credit losses on accounts receivable	(34)	(49)
Non-cash change in contract liabilities	(337)	(249)
Adjustment for proceeds on sale of in-orbit satellites	(8,335)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,350)	1,534
Inventories	726	—
Prepaid expenses and other current assets	(4,081)	1,251
Accounts payable	815	(536)
Contract liabilities	4,114	746
Accrued expenses and other liabilities	373	513
Operating lease liabilities	(961)	(548)
Net cash used in operating activities	(8,472)	(9,064)
Cash flows from investing activities:
Purchases of property and equipment	(11,185)	(2,689)
Proceeds from sale of in-orbit satellites	8,335	—
Net cash used in investing activities	(2,850)	(2,689)
Cash flows from financing activities:
Payments for withholding taxes related to the net share settlement of equity awards	(691)	(653)
Proceeds from issuance of Common Stock under ATM Program, net of transaction costs	—	2,039
Proceeds from Registered Direct Offerings, net of transaction costs	32,795	18,769
Proceeds from exercise of stock options	235	1,275
Net cash provided by financing activities	32,339	21,430
Net increase in cash, cash equivalents and restricted cash	21,017	9,677
Effect of foreign exchange rate changes on cash and cash equivalents	32	220
Cash, cash equivalents and restricted cash - beginning of period	102,092	23,682
Cash, cash equivalents and restricted cash - end of period	$123,141	$33,579